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Exhibit 5.1

September 27, 2013

Halcón Resources Corporation
1000 Louisiana St., Suite 6700
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as special counsel to Halcón Resources Corporation, a Delaware corporation (the "Company"), with respect to certain legal matters in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, in connection with the proposed sale of up to 158,000,022 aggregate shares (the "Shares") of the Company's common stock, par value $0.0001 per share, by certain stockholders of the Company (the "Selling Stockholders"). The Shares are proposed to be sold by the Selling Stockholders in the manner set forth under the caption "Plan of Distribution" in the prospectus constituting Part I of the Registration Statement (the "Prospectus"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

        In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinion hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company.

        During the course of such examination and review, and in connection with furnishing the opinion set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that the Shares shall have been sold in the manner set forth under the caption "Plan of Distribution" in the Prospectus.

        Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

        1.     The Shares to be offered by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

        This opinion is limited to matters governed by the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).

        The opinion and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to our reference under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Respectfully submitted,

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  Exhibit 5.1